UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): June 1, 2009
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Agreement.
     Introduction. On June 1, 2009, ION Geophysical Corporation (the “Company”) entered into the following agreements:
•	A Fifth Amendment to Amended and Restated Credit Agreement dated effective as of June 1, 2009 (the “Fifth Amendment”), which modifies certain of the financial and other covenants contained in the Company’s senior secured credit facility, as previously amended (the “Amended Credit Facility”).

•	Purchase Agreements for the offering and sale of 18,500,000 shares of its common stock in privately-negotiated transactions to seven “accredited investors” (as defined in Rule 501 under the Securities Act of 1933, as amended).
     The Company will use the net proceeds from the private placement, along with approximately $3.0 million of its cash on hand, to promptly repay in full the indebtedness outstanding under the Company’s Bridge Loan Agreement dated as of December 30, 2008 with Jefferies Finance LLC (“Jefferies”), as administrative agent, sole bookrunner and sole lead arranger.
     Fifth Amendment to Credit Agreement. The Company’s Amended Credit Facility is governed by the terms of that certain Amended and Restated Credit Agreement dated July 3, 2008, as subsequently amended, including by the Fifth Amendment (as so amended, the “Amended Credit Agreement”). The parties to the Amended Credit Agreement are the Company, its Luxembourg subsidiary, ION International S.à r.l. (“ION Sàrl”), certain other foreign and domestic subsidiaries of the Company, HSBC Bank USA, N.A., as administrative agent, joint lead arranger and joint bookrunner, ABN AMRO Incorporated, as joint lead arranger and joint bookrunner, Citibank, N.A., as syndication agent, and the lenders party thereto.
     The Amended Credit Agreement provides for a $100.0 million revolving credit facility and a $125.0 million term loan. Under the revolving credit facility, up to $60.0 million (or its equivalent in foreign currencies) is available for non-U.S. borrowings by ION Sàrl and up to $75.0 million is available for domestic borrowings.
     The interest rate on borrowings under the Amended Credit Facility is, at the Company’s option, (i) an alternate base rate (either the prime rate of HSBC Bank USA, N.A., or a federals funds effective rate plus 0.50%, plus an applicable interest margin) or (ii) for eurodollar borrowings and borrowings in euros, pounds sterling or Canadian dollars, a LIBOR-based rate, plus an applicable interest margin.
     At March 31, 2009, the Company was in compliance with all of the financial covenants under the terms of the Amended Credit Facility and the Bridge Loan Agreement. However, based upon the Company’s first quarter results and its then-current operating forecast for the remainder of 2009, management for the Company determined that it was probable that, if the Company and its subsidiaries did not take any mitigating actions, they would not be in compliance with one or more of the Company’s financial covenants under those two debt agreements for the period ending September 30, 2009. As a result, the Company approached the lenders under the Amended Credit Facility to obtain amendments to relax certain of these financial covenants and pursued the private placement, which, along with its cash on hand, would generate sufficient funds to repay the outstanding indebtedness under the Bridge Loan Agreement.
     The principal modifications to the terms of the Amended Credit Agreement resulting from the Fifth Amendment were as follows:
•	The Fifth Amendment provided for an increase in applicable interest margins in the event that the Company’s leverage ratio exceeds 2.25 to 1.0 — from 4.5% to up to 5.5% for alternate base rate loans, and from 5.5% to up to 6.5% for LIBOR-rate loans;

•	The Fifth Amendment modified certain financial covenant ratios contained in the Amended Credit Agreement, and requires the Company and its domestic subsidiaries to:

•	Maintain a minimum fixed charge coverage ratio (which must be not less than 1.50 to 1.0 for the fiscal quarter ending June 30, 2009; 1.00 to 1.0 for the fiscal quarter ending September 30, 2009; 1.10 to 1.0 for the fiscal quarter ending December 31, 2009; 1.15 to 1.0 for the fiscal quarter ending March 31, 2010; 1.25 to 1.0 for the fiscal quarter ending June 30, 2010; 1.35 to 1.0 for the fiscal quarter ending September 30, 2010; and 1.50 to 1.0 the fiscal quarter ending December 31, 2010 and thereafter), and

•	Not exceed a maximum leverage ratio (2.75 to 1.0 for the fiscal quarter ending June 30, 2009; 3.00 to 1.0 for the fiscal quarters ending September 30, 2009 and December 31, 2009; 2.75 to 1.0 for the fiscal quarters ending March 31, 2010 and June 30, 2010; 2.50 to 1.0 for the fiscal quarter ending September 30, 2010; and 2.25 to 1.0 for the fiscal quarter ending December 31, 2010 and thereafter);
•	The Fifth Amendment modified a restricted payments covenant and permits the Company to apply up to $6.0 million of its available cash on hand to prepay the indebtedness under the Bridge Loan Agreement;

•	The Fifth Amendment contained a new defined term —“Excess Cash Flow,” and requires the Company to apply 50% of its Excess Cash Flow, if any, calculated with respect to a just-completed fiscal year, to the prepayment of the term loan under the Amended Credit Agreement if the Company’s fixed charge coverage ratio or its leverage ratio for the just-completed fiscal year does not meet certain requirements; and

•	The Fifth Amendment modifies Section 2.18 of the Credit Agreement to (i) limit increases in the revolving commitments under the Amended Credit Facility (which are subject, in any event, to satisfaction of certain conditions otherwise set forth therein) until the Company has delivered its compliance certificate for the period ending September 30, 2009, and thereafter unless certain fixed charge coverage ratio and leverage ratio requirements are met, and (ii) reduce the maximum revolving credit facility amount to which the Amended Credit Facility can be increased to $140.0 million.
     The Fifth Amendment also permits the Company to enter into a potential secured equipment financing transaction if the Company chooses to do so. However, the Company has no present intention to enter into any such transaction.
     Private Placement. On June 1, 2009, the Company entered into separate purchase agreements (the “Purchase Agreements”) with certain institutional investors (the “Purchasers”) for the private placement of an aggregate of 18,500,000 shares of the Company’s common stock at a purchase price per share of $2.20, representing total gross proceeds of approximately $40.7 million. On June 1, 2009, the reported closing sales price per share for the Company’s common stock on the New York Stock Exchange was $3.04. Net proceeds to the Company, after deduction of the fees and expenses related to the private placement, are expected to be approximately $38.0 million. Barclays Capital Inc. acted as sole placement agent for the Company with respect to the private placement of the shares.
     The closing for the sale of the shares in the private placement is expected to occur on June 4, 2009.
     The Purchase Agreements contain representations and warranties, covenants and indemnification provisions that are typical for private placements by public companies. Pursuant to the Purchase Agreements, the Company has agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement with respect to the resale of the shares purchased by the Purchasers under the Purchase Agreements as soon as reasonably practicable, and in no event more than five business days following the closing of the transaction.
     The shares of common stock subject to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The text set forth in Item 1.01 of this Current Report on Form 8-K regarding the execution and delivery of the Fifth Amendment is incorporated into this item by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The text set forth in Item 1.01 of this Current Report on Form 8-K regarding the private placement by the Company of 18,500,000 shares of its common stock to the Purchasers is incorporated into this item by reference.
     The Company has conducted the private offering of these shares in accordance with the Purchase Agreements and pursuant to the exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section. Each Purchaser of shares has represented in its Purchase Agreement that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that such Purchaser is acquiring these shares as principal for its own account for investment purposes and not with a view to or for distributing or reselling such shares or any part thereof. In addition, the Purchaser agreed that it would not sell or otherwise dispose of all or any part of its shares except pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.
Item 3.03. Material Modification to Rights of Security Holders.
     The text set forth in Item 1.01 of this Current Report on Form 8-K regarding certain restrictions on indebtedness and certain financial covenants contained in the Amended Credit Facility is incorporated into this item by reference.
Item 7.01. Regulation FD Disclosure.
     On June 2, 2009, ION issued a news release announcing the entering into of the Purchase Agreements with the Purchasers and the execution and delivery of the Fifth Amendment. A copy of the press release is attached as Exhibit 99.1.
     The information contained in this Item 7.01 and Exhibit 99.1 of this report (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended, and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Company with the SEC under the Securities Act or the Exchange Act.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.
(c)	Shell company transactions.
Not applicable.
(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 2, 2009.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2009	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 2, 2009.